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                                                                    EXHIBIT 99.1

                IN THE COURT OF CHANCERY IN THE STATE OF DELAWARE
                          IN AND FOR NEW CASTLE COUNTY


CONSUMERS U.S., INC.,                                      )
                                                           )
                                    Plaintiff,             )
                                                           )
                         - against -                       )
                                                           )
ANCHOR GLASS CONTAINER                                     )
CORPORATION, RICHARD M. DENEAU, ROBER L. ERB, ANDREW M.    )    C.A. No.______
BOAS, PAUL J. COUGHLIN III, EUGENE I. DAVIS,               )
CHRISTOPHER M. MACKEY, IRWIN NATHANSON, ROBERT C. RUOCCO,  )
AND STEVEN J. FRIESEN,                                     )
                                                           )
                                    Defendants.            )
                                                           )
                                                           )

                               VERIFIED COMPLAINT

         Plaintiff, Consumers U.S., Inc. ("Consumers U.S."), by its undersigned attorneys, for its Verified Complaint against defendants, Anchor Glass Container Corporation ("Anchor"), and Richard M. Deneau, Roger L. Erb, Andrew M. Boas, Paul J. Coughlin III, Eugene I. Davis, Christopher M. Mackey, Irwin Nathanson, Robert C. Ruocco, and Steven J. Friesen (collectively, the "Director Defendants"), alleges upon knowledge as to itself and its own acts, and upon information and belief as to all other matters, as follows:

                              NATURE OF THE ACTION

         1. Consumers U.S. is (i) the single largest record owner of Anchor's common stock, (ii) the record owner of all issued and outstanding shares of a series of



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Anchor's preferred stock, and (iii) owner of a majority of Anchor's equity on a fully diluted basis. Through this action, Consumers U.S. seeks injunctive relief, declaratory relief, and damages with respect to actions taken by the Director Defendants, which were designed to have the extraordinary effect of dramatically diluting the substantial economic interests and voting rights possessed by Consumer U.S.

         2. This case presents an extraordinary abuse of the authority of a board of directors of a Delaware corporation to adopt a "rights plan" or "poison pill." Unlike the typical case involving the adoption of a rights plan, the Director Defendants did not adopt the rights plan to interpose themselves between Anchor's stockholders and a person or entity seeking to extend a tender offer or otherwise purchase shares from Anchor's stockholders. Rather, the Director Defendants adopted the rights plan for the stated purpose of seeking to prevent the closing of a negotiated, court-approved transaction by which control of Consumers U.S. will be sold by its existing indirect parent corporation. Significantly (with notice and no objection by Anchor), Court approval of that transaction occurred almost one month before the Director Defendants adopted the rights plan.

         3. The Director Defendants purportedly seek to prevent the transfer of ownership of Consumers U.S. because consummation of the transaction by which that transfer will occur will trigger certain obligations of Anchor under the terms of certain debentures issued by Anchor. Aside from constituting a misguided effort to derail a transaction with respect to which Anchor has no legally cognizable interest, the Director Defendants' adoption of the rights plan is a wholly disproportionate reaction to the pending transfer of control of


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Consumers U.S., because the rights plan will not prevent the consummation of the transaction by which control of Consumers U.S. will be transferred, but will serve only to dilute the substantial economic interests and voting power of Consumers U.S. that existed at the time the rights plan was adopted.

         4. Anchor's board of directors (the "Anchor Board") has seventeen members. The Director Defendants, who constitute a bare majority of the Anchor Board, are the only members of the Anchor Board who voted to adopt the rights plan challenged herein on September 26, 2001. By the Director Defendants' own admission, the rights plan was designed to cause a substantial dilution of the economic interests and voting power of Consumers U.S. that existed as of the date the rights plan was adopted. The rights plan was designed to accomplish this objective upon the closing of the pre-existing contractual agreement whereby the indirect parent corporation of Consumers U.S. will cause the transfer of ownership of Consumers U.S. to Owens-Illinois, Inc. Significantly, Consumers U.S. has no legal right to prevent the transaction whereby control over Consumers U.S. will be transferred to Owens-Illinois, Inc., and that transaction is not, in any way, dependent upon the consent or approval of Anchor. Moreover, the indirect parent of Consumers U.S. has informed Consumers U.S. that it will hold Owens-Illinois, Inc. to its contractual obligation to close the transaction without regard to whether the rights plan is invalidated.

         5. Because the rights plan would operate to dilute the pre-existing economic interests and voting power of Consumers U.S. without any action on the part of Consumers U.S., the rights plan is unlawful, per se, and the Director Defendants have


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breached their fiduciary duties of loyalty, good faith, and care, and have acted unlawfully in adopting the rights plan. Moreover, as set out more fully herein, the rights plan is unlawful, and the Director Defendants have breached their fiduciary duties in various ways for a host of additional reasons, including but not limited to the following:

         - the rights plan violates the terms of the certificate of designations of the series of preferred stock owned by Consumers U.S., and, thereby, violates Anchor's certificate of incorporation;

         -        the rights plan was implemented through an unlawful dividend;

         - the rights plan represents a disproportionate response to the threat the Director Defendants claim to perceive from Consumers U.S., and the claimed threat is not a legally cognizable threat in the first place; and

         - the rights plan violates ss. 202(b) and ss. 152 of the Delaware General Corporation Law.

         6. In addition, the rights plan, as adopted in haste by the Director Defendants on September 26, 2001, fails to accomplish the purpose for which the Director Defendants admit it was designed. Recognizing that the rights plan was inadequately drafted, Anchor purported to amend the rights plan on September 27, 2001. Anchor's purported amendment of the rights plan was adopted without proper corporate authority, and violates the terms of the rights plan itself. Without the amendment, the rights plan is ineffective, and Consumers U.S. seeks a declaratory judgment to that effect.

                                     PARTIES

         7. Plaintiff, Consumers U.S., is a Delaware corporation with its principal executive offices in Allison Park, PA. Consumers U.S. is (i) the single largest record owner of Anchor's common stock, (ii) the record owner of all issued and outstanding shares of a


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series of Anchor's preferred stock, and (iii) the owner of approximately 59.5%
of Anchor's equity on a fully diluted basis, giving effect to the exercise of all warrants and the conversion of Anchor's preferred stock. Consumers U.S. is a wholly-owned subsidiary of Consumers International Inc., which is a wholly-owned subsidiary of Consumers Packaging Inc. ("Consumers Packaging").

         8. Defendant Anchor is a Delaware corporation with its principal executive offices in Tampa, Florida. Anchor owns and operates nine glass container manufacturing plants, and is the third largest manufacturer of glass containers in the United States. Anchor produces a diverse line of flint (clear), amber, green and other colored glass containers of various types, designs and sizes. Anchor manufactures and sells its products to many of the leading producers of beer, food, tea, liquor and beverages. Anchor employs approximately 2,900 persons on a full-time basis, had net sales of over $629 million in the year ended December 31, 2000, and net sales of over $349 million for the six months ended June 30, 2001.

         9. Defendants Richard M. Deneau, Roger L. Erb, Andrew M. Boas, Paul J. Coughlin III, Eugene I. Davis, Christopher M. Mackey, Irwin Nathanson, Robert C. Ruocco, and Steven J. Friesen are nine members of the Anchor Board. As previously noted, on September 26, 2001, the Director Defendants approved the adoption of the Rights Plan without the concurrence of the other eight members of the Anchor Board.


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                            BACKGROUND OF THE ACTION

      Consumers U.S. Makes A Substantial Investment In The Equity Of Anchor

         10. The former Anchor Glass Corporation ("Old Anchor") was a debtor in possession in voluntary proceedings under Chapter 11 of the United States Bankruptcy Code commenced by it on September 13, 1996 in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court").

         11. In January 1997, defendant Anchor was formed as a Delaware corporation and acquired certain assets and assumed certain liabilities of Old Anchor pursuant to an Asset Purchase Agreement dated December 18, 1996, as amended (the "Anchor Purchase Agreement"). On December 20, 1996, the Anchor Purchase Agreement and the transactions contemplated thereby were approved pursuant to a sale order issued by the Bankruptcy Court, and the transactions closed on February 5, 1997.

         12. The purchase price of Anchor's acquisition of Old Anchor's assets pursuant to the Anchor Purchase Agreement was in excess of $260 million, consisting of (i) slightly more than $200 million in cash; (ii) shares of mandatory redeemable 10% cumulative convertible preferred stock (the "Series A Preferred Stock") valued at slightly less than $56 million; and (iii) Anchor common stock and warrants valued at slightly more than $8.7 million.

         13. Consumers U.S. has a substantial investment in Anchor. In fact, in 1997, Anchor obtained in excess of forty percent of the cash portion of the purchase price under the Anchor Purchase Agreement from an $85 million cash investment in Anchor by the parent corporation of Consumers U.S. In consideration of that investment, Anchor issued to


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Consumers U.S. a combination of (i) $84 million face amount (3,360,000 shares)
of redeemable 8% cumulative convertible preferred stock (the "Series B Preferred Stock") and $1 million of common stock (200,000 shares).

         14. From the very formation of Anchor, Consumers U.S. was a substantial stockholder, holding more than 50% of Anchor's equity on a fully diluted basis. There is nothing in the Anchor Purchase Agreement approved by the Delaware Bankruptcy Court, nothing in the terms of Anchor's Certificate of Incorporation, and nothing in Anchor's Certificate of Designations that prohibits or limits Consumers U.S. from transferring or selling its substantial equity interest in Anchor, much less prohibits or limits a change of control transaction involving only Consumers U.S.

   Consumers U.S. Owns A Majority Of Anchor's Equity On A Fully Diluted Basis

         15. Prior to the Director Defendants' adoption of the rights plan, Anchor's equity securities consisted of one class of common stock (the "Common Stock"), the Series A Preferred Stock and the Series B Preferred Stock (collectively, the "Anchor Securities").

         16. There are slightly less than three million shares of Common Stock issued and outstanding, held by approximately 1,600 registered holders. Anchor has never paid dividends on the Common Stock and has no plans to do so in the future. Consumers U.S. is the registered holder of 902,615 shares of Common Stock, which is more than 30% of the total number of outstanding shares of Common Stock on an undiluted basis.

         17. There are 2,239,320 shares of Series A Preferred Stock issued and outstanding held by 2,035 registered holders. The issued and outstanding shares of Series A


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Preferred Stock are convertible into 9,330,500 shares of Common Stock. None of the shares of Series A Preferred Stock are held by Consumers U.S.

         18. There are 4,229,234 shares of Series B Preferred Stock, all of which are owned by Consumers U.S. The issued and outstanding shares of Series B Preferred Stock are convertible into 19,223,791 shares of Common Stock. As is typical with preferred stock, the certificate of designations for the Series B Preferred Stock provides the holder of the Series B Preferred Stock with certain preferences over the Common Stock (and other junior securities) respecting dividends and liquidation and certain anti-dilution protections. (certificate of designations for the Series B Preferred Stock is attached hereto as Exhibit A)

         19. On a fully diluted basis, giving effect to the exercise of all warrants and the conversion of all shares of Series A Preferred Stock and Series B Preferred Stock, Consumers U.S. is the record holder of approximately 59.5% of Anchor's equity.

 There Is No Established Public Trading Market For Any Of The Anchor Securities

         20. There is no established public trading market for any of the Anchor Securities and trading is very limited. There is no assurance of the liquidity of any markets developing for the Anchor Securities, of the ability of the holders of the Anchor Securities to sell such securities, or of the price at which holders of the Anchor Securities would be able to sell such securities.

                OWENS-ILLINOIS AGREES TO ACQUIRE CONSUMERS U.S.

         21. Owens-Illinois, Inc. ("O-I") is a manufacturer of glass containers in North America, South America, Australia, New Zealand, China, and Europe. O-I also is a worldwide manufacturer of plastics packaging, with operations in North America, South


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America, Australia, Europe, and Asia. It operates 140 manufacturing facilities.
O-I has annual revenues exceeding U.S. $5.5 billion and employs approximately 34,000 people worldwide.

         22. Consumers Packaging is an international designer, producer and distributor of high quality glass containers for the food and beverage markets. Through its plants across Canada, Consumers Packaging manufactures glass containers for foods, juices, sodas, beverages and pharmaceuticals. Consumers Packaging also maintains manufacturing and business interests in the U.S, Israel, Italy, Ukraine, Venezuela, Mexico and Belarus. Consumers Packaging had gross sales of over $1 billion in year 2000. Consumers Packaging is the record holder of 100% of the stock of Consumers International, Inc., which is the record holder of 100% of the stock of Consumers U.S.

         23. On May 23, 2001, Consumers Packaging filed in the Ontario Superior Court of Justice (the "Canadian Court") for protection under the Canadian Companies' Creditors Arrangement Act ("CCAA"). The CCAA is the functional equivalent of a bankruptcy proceeding in the United States. Subsequently, Consumers Packaging operated under the CCAA in the normal course while it developed a restructuring plan for its future operations.

         24. Under the oversight of a special restructuring committee of its board of directors, Consumers Packaging established a rigorous process to examine restructuring proposals from third parties. The well respected international accounting firm KPMG Inc., which was appointed by the Canadian Court as "Monitor" under the CCAA, assisted in evaluating the proposals received and in negotiating the final terms of a proposed transaction


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with O-I. The proposal by O-I offered the greatest amount of cash of all the restructuring proposals received by Consumers Packaging, and represented the maximum value that could be achieved at the time for Consumers Packaging's assets.

         25. On August 3, 2001, Consumers Packaging announced that it would seek approval from the Canadian Court for an agreement reached with O-I whereby O-I would acquire substantially all of Consumers Packaging's Canadian Class producing assets and other assets for (Canadian) $235 million (the "O-I Transaction").

         26. As part of the O-I Transaction, one of the assets O-I would acquire is the stock of Consumers U.S., which stock is owned by Consumers Packaging's subsidiary, Consumers International Inc.

         27. Consumers Packaging also announced on August 3, 2001, that the closing of the O-I Transaction was scheduled for late September, 2001, subject to court and regulatory approvals as well as certain conditions, including completion of definitive agreements.

         28. On August 21, 2001, Consumers Packaging announced that it had signed a definitive agreement with O-I, dated August 20, 2001 (the "Asset Purchase Agreement"), in relation to the previously announced O-I Transaction.

         29. On August 31, 2001, the Canadian Court approved the previously announced O-I Transaction. Counsel for Anchor had appeared in the matter, but did not object to the O-I Transaction (except as to certain terms concerning the provision of information).


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         30.      On August 31, 2001, Consumers Packaging again announced that the closing of the O-I Transaction was scheduled for late September, 2001, subject to the receipt of regulatory approvals.

         31. Pursuant to the Asset Purchase Agreement, O-I's purchase of the stock of Consumers U.S. was subject to certain regulatory approvals. Pursuant to the Asset Purchase Agreement, if the regulatory approvals necessary for O-I's purchase of Consumers Packaging's Canadian assets were obtained by the closing date of the O-I Transaction, but the regulatory approvals for O-I's purchase of the stock of Consumers U.S. was not obtained by the closing date, then the parties to the Asset Purchase Agreement agreed to close on the Canadian assets, and postpone closing on the stock of Consumers U.S. until any necessary regulatory approvals were obtained (but not later than December 31, 2002).

         32. On October 1, 2001, the parties to the Asset Purchase Agreement closed only on O-I's purchase of Consumers Packaging's Canadian assets. To date, regulatory review from the Federal Trade Commission ("FTC") and the Canadian Competition Bureau has not occurred for O-I's purchase of the stock of Consumers U.S., but such review will occur once O-I provides certain notice to the FTC and the Canadian Competition Bureau. The parties to the Asset Purchase Agreement expect to close on O-I's purchase of the stock of Consumers U.S. at the close of the review process.

                ANCHOR ANNOUNCES A RIGHTS PLAN TRIGGERED UPON A
              CHANGE OF CONTROL OF ITS STOCKHOLDER, CONSUMERS U.S.

         33. On September 26, 2001, Anchor announced that the Anchor Board had adopted a Stockholder Rights Plan (the "Rights Plan") (attached hereto as Exhibit B). The


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Rights Plan consists of a Rights Agreement (the "Rights Agreement") that provides for the distribution of stock purchase rights ("Rights") pursuant to a special dividend payable on the Common Stock at the rate of one Right for each outstanding share of Common Stock.

         34. Once exercisable, each Right will entitle the holder of the Right to purchase 1/1000 of a share of a new series of Anchor's preferred stock (the "Series C Preferred Stock") for an exercise price of $0.01 per share. Each 1/1000 of a share of the Series C Preferred Stock has the economic and voting rights equivalent to 10 shares of Common Stock.

         35. The Rights will be exercisable, and will detach from the Common Stock, if a person or group becomes the "Beneficial Owner" (as defined in the Rights Agreement) of 15 percent or more of the Common Stock. Any person who already was the beneficial owner of 15% or more of the Common Stock on September 26, 2001 is "grandfathered" (i.e., the ownership of 15% or more of the voting power of Anchor's voting stock will not result in exercisability of the Rights). However, if that person acquires ownership of any additional shares of voting stock, exercisability of the Rights would be triggered.

         36. The next day, on September 27, 2001, almost two months after the announcement of the O-I Transaction, and almost one month after the O-I Transaction had been approved by the Canadian Court (on notice to Anchor), Anchor announced that it had amended the Rights Agreement approved the day before by the Anchor Board, to provide that the closing of the Asset Purchase Agreement will constitute a Triggering Event.


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Significantly, the purported amendment was not approved by the Anchor Board.
(the purported amendment is attached hereto as Exhibit C)

                                     COUNT I

                (Breach of Fiduciary Duty by Director Defendants)

         37. Plaintiff repeats and realleges the allegations contained in paragraphs 1 through 36 as if they were fully set forth herein.

         38. The Director Defendants owe Consumers U.S. fiduciary duties of loyalty, good faith and care, which preclude the Director Defendants from discriminating against Consumers U.S. unless doing so is a proportionate response to a legally cognizable threat posed by Consumers U.S.

         39. For the reasons set out more fully below, Consumers U.S. poses no legally cognizable threat to Anchor, and the Rights Agreement approved by the Director Defendants herein is a disproportionate response to the supposed threat for which it was adopted.

         40. Pursuant to Section 1(e) of the Rights Agreement, Consumers U.S. currently is, and was as of the date the Rights Agreement was approved, the "Beneficial Owner" of both (i) all shares of Common Stock held of record by Consumers U.S., and (ii) all shares of Common Stock into which the shares of Series B Preferred Stock held of record by Consumers U.S. are convertible. Thus, pursuant to Section 1(e) of the Rights Agreement, Consumers U.S. currently is, and was as of the date the Rights Agreement was approved, the "Beneficial Owner" of a majority of the Common Stock.


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         41.      In addition to being the "Beneficial Owner" (as that term is used in the Rights Plan) of a majority of the Common Stock, Consumers U.S. is the record owner of in excess of 30% of the Rights distributed to Consumers U.S. pursuant to the special dividend declared by the Anchor Board and paid to all record owners of Common Stock on September 26, 2001. (For reasons set out more fully in Count IV hereof, the Rights Agreement violates the provisions of Anchor's certificate of incorporation, and is invalid, because the Anchor Board failed to declare a special dividend on the Series B Preferred Stock that would have caused the distribution to Consumers U.S. of one Right for each share of Common Stock into which the shares Anchor Series B Preferred Stock are convertible.)

         42. Section 7(e) of the Rights Agreement provides, in pertinent part, that "any Rights beneficially owned . . . by an Acquiring Person or any Associate or Affiliate of an Acquiring Person . . . shall become null and void without any further action and no holder of such Rights shall have any rights whatsoever with respect to such Rights. whether under any provision of this Agreement or otherwise."

         43. Notwithstanding the fact that O-I is, and has been since August 20, 2001, contractually obliged to close the O-I Transaction upon the receipt of any necessary regulatory approval, Anchor contends that O-I was not a "`Beneficial Owner" (as that term is used in the Rights Agreement) of any of the shares of Anchor Common Stock with respect to which Consumers U.S. was the "Beneficial Owner" (as that term is used in the Rights Agreement) when the Rights Agreement was approved on September 26, 2001. Anchor also contends that consummation of the O-I Transaction will result in O-I becoming a "Beneficial


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Owner" (as that term is used in the Rights Agreement) of all shares of Common
Stock with respect to which Consumers U.S. is currently the "Beneficial Owner" (as that term is used in the Rights Agreement). Anchor further contends that closing of the O-I Transaction will result in O-I becoming the beneficial owner of all Rights distributed to Consumers U.S. pursuant to the special dividend declared by the Anchor Board and paid to all record owners of Common Stock on September 26, 2001.

         44. If Anchor were correct, then, by operation of Section 7(e) of the Rights Agreement, the Rights currently distributed by Consumers U.S. would be rendered void by the closing of the O-I Transaction, while the Rights distributed to all other record owners of Common Stock would remain in full force and effect and would entitle the holders thereof to purchase Series C Preferred Stock with super-dividend and super-voting rights that would substantially dilute the economic interests and voting rights currently held by Consumers U.S.

         45. Significantly, Consumers U.S. has no legally cognizable right to prevent the closing of the O-I Transaction. Consumers U.S. is not a party to the Asset Purchase Agreement and the contractual obligations of the parties to the Asset Purchase Agreement are not, in any way, dependent upon either (i) the consent or approval of Consumers U.S. or (ii) the validity or invalidity of the Rights Agreement.

         46. The Rights Agreement is not directed toward any legally cognizable threat posed by Consumers U.S. Rather, the Anchor Board approved the Rights Agreement in a misguided attempt to frustrate the closing of the O-I Transaction pursuant to the Asset Purchase Agreement, to which Consumers U.S. is not a party and with respect to which


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Consumers U.S. has no rights or obligations. Both before and after consummation of the O-I Transaction, Consumers U.S. will be the record owner of precisely the same shares of Common Stock and Series B Preferred Stock. As such, the relationship between Consumers U.S. and Anchor will not be changed, in any manner, as a consequence of the closing of the O-I Transaction pursuant to the Asset Purchase Agreement.

         47. In addition, the Anchor Board's approval of the Rights Plan will have no impact on O-I's obligation to close the O-I Transaction pursuant to the Asset Purchase Agreement. At this time, O-I's contractual obligation to close the O-I Transaction is contingent only upon certain regulatory approval. The Anchor Board's approval of the Rights Agreement does not provide O-I with the right to refrain from closing the O-I Transaction, and Consumers Packaging intends to hold O-I to its contractual obligation to close the transaction. As such, the Anchor Board's approval of the Rights Agreement will not disturb the transaction that the Anchor Board seeks to prevent, but will serve only to cause a substantial dilution of the economic and voting interests currently possessed by Consumers Packaging.

         48. Under the peculiar facts and circumstances of this case, the specific Rights Agreement approved by the Anchor Board is grossly disproportionate to any legally cognizable threat the Anchor Board might perceive to result from the consummation of the O-I Transaction (assuming arguendo that the consummation of that transaction is a legally cognizable threat in the first instance).


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         49.      The Rights Agreement is invalid pursuant to settled principles of Delaware law.

         50.      Consumers U.S. has no adequate remedy at law.

         51. Accordingly, Consumers U.S respectfully prays that the Court will (i) declare that the Director Defendants breached their fiduciary duties of loyalty, care and good faith by approving the Rights Agreement, and (ii) temporarily, preliminarily and permanently enjoin Anchor, the Director Defendants, and their respective officers, employees and agents from taking any action in conformity with the Rights Agreement or the Rights.

                                    COUNT II

              (Breach of Fiduciary Duty by the Director Defendants)

         52. Plaintiff repeats and realleges the allegations contained in paragraphs 1 through 51 as if they were fully set forth herein.

         53. The Director Defendants owe Consumers U.S. fiduciary duties of loyalty, good faith and care, which preclude the Director Defendants from exercising the extraordinary authority to adopt a Rights Plan for the purpose of diluting the economic and voting interests of Consumers U.S. or restricting or limiting the right of Consumers U.S. to transfer ownership of its Anchor shares and/or to prevent Consumers U.S. from consummating a consensual change-of-control transaction that is in the best interests of Consumers U.S. and its direct and indirect parent corporations,

         54. By approving the Rights Agreement, the Directors Defendants have breached their fiduciary duties of loyalty, good faith and care.


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                  55.      The Director Defendants approved the Rights Agreement
in an effort to prevent the negotiation and consummation of any sale by either
(i) Consumers U.S. of its majority equity stake in Anchor, or (ii) Consumers Packaging (through its subsidiary Consumers International) of its sole ownership of Consumers U.S. Indeed, Anchor, in publicly announcing the adoption of the Rights Agreement, has admitted that the Director Defendants approved the Rights Agreement in an effort to interfere with closing of the O-I Transaction pursuant to the Asset Purchase Agreement. Significantly, the Asset Purchase Agreement is in the best interests of both Consumers Packaging and Consumers U.S., and has been approved by the Canadian Court overseeing the restructuring of Consumers Packaging

                  56. Neither Consumers U.S. nor Consumers Packaging requires Anchor's approval or consent to effect a sale of the Anchor shares held by Consumers U.S. or a sale by Consumers Packaging of its sole ownership interest in Consumers U.S. Anchor's only legally cognizable relationship to Consumers U.S. is that Consumers U.S. is the record owner of the majority of Anchor's equity. Indeed, Consumers U.S. has no substantial assets other than its shares of Common Stock and Series B Preferred Stock. Through the Rights Plan, Anchor, which is no more than an asset of Consumers U.S., seeks to control the destiny of its majority owner.

                  57. The Director Defendants have not adopted the Rights Agreement to provide the Anchor Board leverage or time to negotiate with a third party who would otherwise be free to deal directly with the holders of the Common Stock and Series A Preferred Stock. There is no actual or threatened tender offer for shares of Common Stock or


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Series A Preferred Stock. Nor is there any actual or threatened effort to negotiate a series of separate transactions in Anchor's shares with stockholders in need of the protection of the Anchor Board. Although the Director Defendants may not like the consequences of a sale by Consumers U.S. of its equity ownership in Anchor or by Consumers Packaging of its sole ownership in Consumers U.S., the Director Defendants have no right to interfere with any such transaction through the artifice of adopting the Rights Agreement.

                  58. The Director Defendants' conduct in causing Anchor to adopt the Rights Plan almost two months after learning of the O-I Transaction is not a grossly disproportionate defensive response to a non-existent threat to control of Anchor, but it is simply a gross misapplication of a Rights Plan.

                  59.      Consumers U.S. is without an adequate remedy at law.

                  60. Accordingly, Consumers U.S. respectfully prays that the Court will hold that the enactment of the Rights Plan violated the Director Defendants' fiduciary duties of loyalty, good faith, and care, and that the Rights Plan is thereby unenforceable.

                                    COUNT III

 (Unlawful Dilution of Consumers U.S.'s Economic and Voting Interest in Anchor)

                  61. Plaintiff repeats and realleges each and every allegation contained in paragraphs 1 through 59 of this Verified Complaint as if fully set forth herein.

                  62. It is axiomatic that the Anchor Board could not lawfully adopt a rights plan or other mechanism that would automatically cause the dilution of the equity stake belonging to Consumers U.S. without any action on the part of Consumers U.S. In recognition of this fundamental restriction upon their authority, the Director Defendants included a "grandfather" provision in the Rights Agreement that exempts Consumers U.S. from the definition of "Acquiring Person" by virtue of its preexisting ownership of Anchor stock.

                  63. As approved by the Director Defendants on September 26, 2001, the provisions of the Rights Agreement also exempted O-I from the definition of an "Acquiring Person" by virtue of its then-existing rights (and obligations) pursuant to the Asset Purchase Agreement.

                  64. On September 27, 2001, Anchor announced a purported amendment to the Rights Agreement approved by the Director Defendants the day before. As purportedly amended, the closing of the O-I Transaction pursuant to the Asset Purchase Agreement would constitute a "Triggering Event" (as defined in the Rights Agreement) that would result in the extinction of the Rights distributed to Consumers U.S. and the dilution of the economic interests and voting rights possessed by Consumers U.S.

                  65. The Asset Purchase Agreement is a binding agreement, approved by the Canadian Court, obligating Consumers Packaging to sell and O-I to purchase all of the issued and outstanding shares of Consumers International, which is the parent corporation of Consumers U.S. Thus, as purportedly amended on September 27, 2001, the Rights Agreement provides for an automatic dilution of the majority equity stake belonging to Consumers U.S. without any action on the part of Consumers U.S.

                  66. The Director Defendants' approval of the Rights Agreement is simply an artifice that will automatically and wrongfully dilute the economic interests and voting power of Consumers U.S.

                  67.      Consumers U.S. is without an adequate remedy at law.

                  68. Accordingly, Consumers U.S. respectfully prays that the Court hold: that (1) the enactment of the Rights Plan that automatically dilutes Consumers U.S.'s economic and voting rights in Anchor is improper and wrongful under Delaware law; (2) that by enacting the Rights Plan the Anchor Director Defendants' breached their fiduciary duties of loyalty and care; and
(3) that the Rights Plan is thereby unenforceable.

                                    COUNT IV

        (Violation of Anchor's Certificate of Incorporation by Breach of
Section 3(b) of the Certificate of Desipmations of the Series B Preferred Stock)

                  69. Plaintiff repeats and realleges the allegations contained in paragraphs 1 through 68 as if they were fully set forth herein.

                  70. On February 5, 1997 the Anchor Board, acting by Unanimous Written Consent, pursuant to the authority expressly granted to and vested in the Anchor Board by the provisions of Anchor's certificate of incorporation (the "Certificate of Incorporation") and in accordance with Sections 141(f) and 151 of the Delaware General Corporation Law (the "DGCL"), created the Series B Preferred Stock and fixed the relative, participating, optional or other rights, and the qualifications, limitations or restrictions of the Series B Preferred Stock.

                  71. Also on February 5, 1997, Anchor filed a Certificate of Designations, Preferences and Relative, Participating, Optional or Other Rights, and the Qualifications, Limitations or Restrictions Thereof, of the Series B 8% Cumulative Convertible Preferred Stock (the "Certificate of Designations") with the State of Delaware Secretary of State Division of Corporations (the "Secretary of State").

                  72. Upon its filing with the Secretary of State, the Certificate of Designations became a part of Anchor's Certificate of Incorporation.

                  73. Pursuant to the Section 1 of the Certificate of Designations, Anchor is authorized to issue up to five million (5,000,000) shares of Series B Preferred Stock. Pursuant to Section 2 of the Certificate of Designations, the Series B Preferred Stock ranks senior to the Common Stock and to all other classes and series of preferred stock other than the Series A Preferred Stock, as to which the Series B Preferred Stock ranks junior.

                  74. Pursuant to Section 3(a) of the Certificate of Designations, the Series B Preferred Stock has certain preferences respecting the declaration and payment of dividends. As more fully set forth in Section 3(a) of the Certificate of Designations, subject to the senior rights the holders of Series A Preferred Stock, until such time as Anchor redeems all shares of Series B Preferred Stock held by Consumers U.S., on each March 31, June 30, September 30, and December 31 (each a "Dividend Payment Date"), Consumers U.S. is entitled to receive $2.00 for each of its shares of Series B Preferred Stock, when and if declared out of funds legally available for the payment of cash dividends. In addition, pursuant to Section 4 of the Certificate of Designations, in the event of any liquidation, dissolution or winding up of

Anchor's affairs, the Series B Preferred Stock has certain preferences over the Common Stock and all classes and series of preferred stock other than the Series A Preferred Stock.

                  75. Significantly, Section 3(b) of the Certificate of Designations imposes restrictions upon Anchor's power to declare dividends and make distributions on the Common Stock or any other class or series of stock ranking junior to the Series B Preferred Stock with respect to dividends or upon liquidation. Specifically, Section 3(b) of the Certificate of Designations provides, in pertinent part, as follows:

         Except as provided in the immediately succeeding sentence, so long as any Shares [of the Series B Preferred Stock] are outstanding, the Corporation [Anchor] will not declare or pay or set apart for payment any dividends or make any other distribution on any class of stock of the Corporation ranking junior to the Series B 8% Preferred Stock (including all classes of Common Stock) either as to dividends or upon liquidation (collectively "Junior Securities") . . . other than cash dividends on the Common Stock in an amount not to exceed, for any fiscal year, the lesser of (i) fifty percent (50%) of the consolidated net income of the Corporation and its subsidiaries available to be paid to the holders of the Common Stock (after payment of all cumulative cash dividends on all series of Preferred Stock) . . . and (ii) Ten Million ($10,000,000); provided that any such cash dividends may be paid only if all cumulative dividends on the Series B 8% Preferred Stock for all Dividend Payment Dates prior to or concurrent with the payment of such cash dividends have been paid. In the event that the Corporation pays any dividend on Junior Securities, other than a dividend permitted by the immediately preceding sentence (an "Other Dividend"), concurrently with the payment of such Other Dividend the Corporation will pay a special dividend on the Shares such that holders of the Shares will receive the same cash or property paid in connection with such Other Dividend that they would have received had all Shares been converted into shares of Common Stock immediately prior to such Other Dividend. (emphasis added)

                  76. As recited in the Rights Agreement, on September 26, 2001, the Anchor Board, "authorized and declared a dividend distribution (the "Distribution") of one Right for each outstanding share of the Common Stock, $0.10 par value, of the Company outstanding at the close of business on September 26, 2001 (the "Record Date") and has authorized and directed the issuance of one Right . . . in respect of each share of Common Stock issued (whether originally or delivered from the Company's treasury stock) between the Record Date and the earlier of the Distribution Date and the Expiration Date (as such terms are hereinafter defined), each Right initially representing the right to purchase, under certain circumstances, one one-thousandth of a share of Series C Junior Participating Preferred Stock of the Company having the rights, powers and preferences set forth in the Certificate of Amendment attached hereto as Exhibit A, upon the terms and subject to the conditions hereinafter set forth (the "Rights")."

                  77. Inasmuch as the dividend declared and distributed to the holders of Common Stock on September 26, 2001 was not a cash dividend of the sort permitted by the first sentence of Section 3(b) of the Certificate of Designations, Anchor lacked the power to declare or distribute the dividend without the concurrent declaration and payment of a special dividend on the Series B Preferred Stock such that holders of the Series B Preferred Stock would have received the same cash or property that they would have received if all shares of Series B Preferred Stock had been converted into shares of Common Stock immediately prior to September 26, 2001.

                  78. The Anchor Board has not declared or paid a special dividend on the Series B Preferred Stock in connection with the dividend declared and distributed to the holders of Common Stock on September 26, 2001.

                  79. The dividend declared and distributed to the holders of Common Stock on September 26, 2001 violated the restriction against the declaration and payment of dividends on the Common Stock set forth in Section 3(b) of the Certificate of Designations.

                  80.      Consumers U.S. is without an adequate remedy at law.

                  81. Consumers U.S. respectfully prays that the Court will: (i) declare that the dividend declared and distributed to the holders of Common Stock on September 26, 2001 violated the restriction against the declaration and payment of dividends on the Common Stock set forth in Section 3(b) of the Certificate of Designations; (ii) declare that the Rights Plan and the Rights issued pursuant thereto are void; and (iii) temporarily, preliminarily and permanently enjoin Anchor, the Anchor Board, and their respective officers, employees and agents from (x) taking any action in conformity with the Rights Plan or the Rights, and (y) declaring or paying any other dividend or otherwise acting in any action that violates Section 3(b) of the Certificate of Designations.

                                     COUNT V

              (Violation of Anchor's Certificate of Incorporation by Breach of Section 8(h) of the Certificate of Designations)

                  82. Plaintiff repeats and realleges the allegations contained in paragraphs 1 through 81 as if they were fully set forth herein.

                  83. Section 8(h) of the Certificate of Designations restricts Anchor from paying any dividend or making any distribution on the Common Stock without first providing the holders of the Series B Preferred Stock with written notice at least thirty (30) days prior to the record date for such dividend or other distribution.

                  84. Specifically, Section 8(h) provides, in pertinent part, as follows:

         (h)      If at any time after the date hereof

                           (i) the Corporation shall pay any dividend in stock
                  upon its Common Stock or make any distribution (other than cash dividends) to the holders of its Common Stock;

         . . . then . . . the Corporation shall give prior written notice to the holders of the Series B 8% Preferred Stock at the address of such holders on the books of the Corporation of (A) the date and time on which the books of the Corporation shall close or a record shall be taken for the purpose of such action and (B) the date and time, if known, on which such action will, or is expected to, take place. . . .
         Such written notice will be given at least thirty (30) days prior to the record date or the subject action, whichever is earlier.

                  85. As previously alleged, September 26, 2001 was the record date for the dividend declared and distributed to the holders of Common Stock on September 26, 2001.

                  86. Anchor did not provide Consumers U.S. with the written notice required by Section 8(h) of the Certificate of Designations in connection with the dividend declared and distributed to the holders of Common Stock on September 26, 2001.

                  87. The dividend declared and distributed to the holders of Common Stock on September 26, 2001 violated the restriction against the declaration and payment of dividends on the Common Stock set forth in Section 8(h) of the Certificate of Designations.

                  88.      Consumers U.S. is without an adequate remedy at law.

                  89. Consumers U.S. respectfully prays that the Court will: (i) declare that the dividend declared and distributed to the holders of Common Stock on September 26, 2001 violated the restriction against the declaration and payment of dividends on the Common Stock set forth in Section 8(h) of the Certificate of Designations; (ii) declare that the Rights Plan and the Rights issued pursuant thereto are void; and (iii) temporarily, preliminarily and permanently enjoin Anchor, the Anchor Board, and their respective officers, employees and agents from (x) taking any action in conformity with the Rights Plan or the Rights, and (y) declaring or paying any other dividend or otherwise acting in any action that violates Section 8(h) of the Certificate of Designations.

                                    COUNT VII

        (Unlawful Discrimination in Declaration and Payment of Dividend)

                  90. Plaintiff repeats and realleges the allegations contained in paragraphs 1 through 89 as if they were fully set forth herein.

                  91. Plainly, the Anchor Board could not lawfully declare, and Anchor could not lawfully pay or distribute, a dividend on the Common Stock that is available only to record holders of Common Stock other than Consumers U.S. Nor could the Anchor Board or Anchor lawfully evade this fundamental restriction of Delaware corporate law by declaring and distributing or paying a dividend to all record holders of Common Stock (including Consumers U.S.) consisting of a "right" to a specified benefit that is available to all record holders of Common Stock other than Consumers U.S. Otherwise, the fundamental requirement that all shares of the same class or series are equally entitled to share in the profits of the corporation and in the distribution of its assets on liquidation (absent an express agreement or statute to the contrary) would be a hollow requirement.

                  92. If the Director Defendants' expressed view of the operation of the Rights Agreement were correct, then, by operation of Section 7(e) of the Rights Agreement, the closing of O-I Transaction pursuant to the Asset Purchase Agreement would result in both (i) the extinction of all of the economic and other benefits distributed to Consumers U.S.

through the special dividend declared by the Anchor Board and paid to the record owners of Common Stock, and (ii) the significant dilution of the economic and voting rights associated with the shares of Common Stock and Series B Preferred Stock owned of record by Consumers U.S.

                  93. If Anchor's expressed view of the operation of the Rights Plan were correct, then the Rights Agreement would be invalid because the operation of the Rights Plan would conflict with statutory and common law principles of Delaware law that preclude discriminatory dividends and stock rights.

                  94.      Consumers U.S. lacks an adequate remedy at law.

                  95. Consumers U.S. respectfully prays that the Court: (i) declare that the dividend declared and distributed on September 26, 2001 violates statutory and common law principles of Delaware law that preclude discriminatory dividends and stock rights, and (ii) temporarily, preliminarily and permanently enjoin Anchor, the Anchor Board, and their respective officers, employees and agents from taking any action in conformity with the Rights Plan or the Rights.

                                    COUNT VII

 (Unlawful Transfer Restrictions in Violation of Section ss. 202(b) of the DGCL)

                  96. Plaintiff repeats and realleges the allegations contained in paragraphs 1 through 95 as if they were fully set forth herein.

                  97. Compliance with Section 202 of the DGCL is required in order to impose transfer restrictions upon securities of a Delaware corporation. Pursuant to section 202(b):

         A restriction on the transfer . . . of securities of a corporation, or on the amount of a corporation's securities that may be owned by any person or group of persons, may be imposed by the certificate of incorporation or by the bylaws or by an agreement among any number of security holders or among such holders and the corporation. No restrictions so imposed shall be binding with respect to securities issued prior to the adoption of the restriction unless the holders of the securities are parties to an agreement or voted in favor of the restriction. (Emphasis added)

                  98. There is no restriction on the transfer of Anchor Securities, nor any restriction on the amount of Anchor's securities that may be owned by any person or group of persons, contained in Anchor's certificate of incorporation or Anchor's bylaws.

                  99. There is no restriction on the transfer of Anchor Securities, nor any restriction on the amount of Anchor's securities that may be owned by any person or group of persons, contained in any agreement between Consumers U.S. and Anchor.

                  100. Consumers U.S. became the record holder of its Anchor Securities well before the Director Defendants' adoption of the Rights Plan.

                  101. In violation of Section 202(b) of the DGCL, the Rights Plan restricts the transfer of the Anchor Securities owned by Consumers U.S., and restricts the transfer of the securities of Consumers U.S. itself, because any transfer of the Anchor Securities owned by Consumers U.S, or any transfer of the securities of Consumers U.S. itself, would cause the triggering of the Rights Plan and the dilution of the economic and voting rights of the Anchor Securities currently owned by Consumers U.S. The Rights Plan affects the trading of Consumers U.S. securities, and causes the securities to not trade freely, because there is no purchaser of the Anchor Securities owned by Consumers U.S (and no purchaser of the securities of Consumers U.S.) who would not trigger the dilutive effects of the Rights Plan, and thus destroy the value of the very Anchor Securities which would be purchased.

                  102. In violation of Section 202(b) of the DGCL, the Rights Plan restricts the amount of Anchor Securities that may be owned by Consumers U.S. because, under the Rights Plan, if Consumers U.S. were to acquire even one more share of Anchor common or preferred Stock, then the Rights Plan would trigger, causing the dilution of the economic and voting rights of the Anchor Securities currently owned by Consumers U.S.

                  103.     Consumers U.S. is without an adequate remedy at law.

                  104. Consumers U.S. respectfully prays that the Court: (i) declare that the Rights Plan violates Section 202(b) of the DGCL; (ii) declare that the Rights Plan and the Rights issued pursuant thereto are void; and (iii) temporarily, preliminarily and permanently enjoin Anchor, the Anchor Board, and their respective officers, employees and agents from taking any action in conformity with the Rights Plan or the Rights.

                                   COUNT VIII

                           (Violation of Section 152 of the DGCL)

                  105. Plaintiff repeats and realleges each and every alienation contained in paragraphs 1 through 104 of this Verified Complaint as if fully set forth herein.

                  106. Under the Rights Plan, stock purchase rights ("Rights") would be distributed, for no consideration, as a dividend to all common stockholders at the rate of one Right for each share of Anchor.

                  107. Anchor has announced that it amended the September 26, 2001 Rights Plan to provide that the acquisition of Anchor common stock or convertible preferred stock by

O-I would constitute a Triggering Event (as defined in the Rights Plan) at the time of the closing of the sale of the stock of Consumers U.S. to O-I under the August 20, 2001 Asset Purchase Agreement.

                  108. The Asset Purchase Agreement is a binding agreement, approved by the Canadian Court, obligating sale to O-I of Consumers U.S. Thus, the Rights Plan, at the time of its enactment by defendants, was simply an automatic trigger for the issuance to all Anchor stockholders, except Consumers U.S., of a new series of Anchor's preferred stock.

                  109. Thus, upon its automatic and inevitable exercisable, each Right will entitle all Anchor stockholders, except Consumers U.S., to purchase 1/1000 of a share of a new series of Anchor's preferred stock for an exercise price of $0.01. Each 1/1000 of a share of the new series of preferred stock has the economic and voting rights equivalent to 10 shares of Anchor's common stock.

                  110. Defendants' enactment of the Rights Plan is simply an artifice to issue shares to all Anchor stockholders, except Consumers U.S., at the price of one penny per share. And this penny per share stock will have the economic and voting rights equivalent to 10 shares of Anchor's common stock.

                  111. The distribution of the new shares will be unlawful because the consideration received by Anchor for the shares is for both grossly inadequate consideration and for an improper purpose such that it constitutes actual fraud pursuant to Section 152 of the DGCL.

                  112.     Consumers U.S. is without an adequate remedy at law.

                  113. Accordingly, Consumers US respectfully prays that the Court hold that the enactment of the Rights Plan and subsequent issuance of a new series of Anchor's preferred stock for an exercise price of $0.01 per 1/1000 share (such 1/1000 of a share having the economic and voting rights equivalent to 10 shares of Anchor's common stock) constitutes a violation of Section 152 of the DGCL, and that the Rights Plan is thereby unenforceable.

                                    COUNT IX

                     (Unlawful Amendment of the Rights Plan)

                  114. Plaintiff repeats and realleges the allegations contained in paragraphs 1 through 113 as if they were fully set forth herein.

                  115. The Rights Plan approved by the Anchor Board on September 26, 2001 begins with the definition of the term "Acquiring Person." This definition is central to the operation of the Rights Plan, as the various provisions of the Rights Plan that provide substantial economic and voting rights to the holders of the Rights do not come into play unless and until someone becomes an "Acquiring Person."

                  116. As approved by the Anchor Board on September 26, 2001, subject to four stated exceptions, Section 1(a) of the Rights Plan defined an "Acquiring Person" to mean any "Person . . . who or that, together with all Affiliates . . . and Associates . . . of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of securities of the Company constituting a Substantial Block (as such term is hereinafter defined)."

                  117. The terms "Beneficial Owner" and "Substantial Block" are respectively defined in Sections 1(e) and 1(ee) of the Rights Plan.

                  118. Section 1(e) of the Rights Plan provides that "[a] Person shall be deemed the `Beneficial Owner' of and shall be deemed to `Beneficially Own' any securities" that:

         such Person or any of such Person's Affiliates or Associates has, direction or indirectly, the right to acquire . . . pursuant to any agreement arrangement or understanding . . . provided, however, that a Person shall be deemed not to be the "Beneficial Owner" of and to not "Beneficially Own" . . . securities that such Person has the right to acquire pursuant to an agreement entered into on or prior to the date hereof unless and until all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the
         "HSR Act"). with respect to such acquisition have expired . . . .
         (emphasis added)

                  119. Section 1(ee) of the Rights Plan defines "Substantial Block" to mean "a number of shares of the Voting Stock that has 15% or more of the aggregate voting power of all outstanding shares of Voting Stock."

                  120. Section 1(a) of the Rights Plan excludes four categories of persons and entities from the definition of "Acquiring Person." Clause (iv) of Section 1(a) of the Rights Plan expressly provides that "any current Beneficial Owner of Voting Stock as of the date hereof" is excluded from the definition of "Acquiring Person." Stated differently, any person who already was the "Beneficial Owner" of 15% or more of the voting power of Anchor's voting stock on September 26, 2001 is "grandfathered" (i.e., current ownership of 15% or more of the voting power of Anchor's voting stock will not result in exercisability of the Rights).

                  121. A "grandfather" exclusion of the type set forth in clause (iv) of Section 1(a) of the Rights Plan is a standard feature in rights plans adopted by corporations that have an existing stockholder (or stockholder group) that would otherwise constitute an "Acquiring Person" at the time the Rights Plan is adopted. Indeed, it is commonly understood that a rights plan that would be triggered upon its adoption -- by failing to exclude from the definition of "Acquiring Person" an existing stockholder (or stockholder group) that would otherwise constitute an "Acquiring Person" at the time the Rights Plan is adopted -- would be legally defective and that a board of directors that adopts such a rights plan would expose itself to substantial liability for breach of fiduciary duty.

                  122. As approved by the Anchor Board on September 26, 2001, the terms of the Rights Plan excluded O-I from the definition of an "Acquiring Person" because O-I already was the "Beneficial Owner" of a "Significant Block" of Anchor Voting, Shares -- namely, all of the shares of Anchor Common Stock and Series B Preferred Sock then (and currently) held in the name of Consumers U.S. O-I already was the "Beneficial Owner" of such shares by virtue of the fact that O-I indirectly had (through its pending Asset Purchase Agreement) the right to acquire the shares pursuant to the Asset Purchase Agreement. As previously alleged, the Asset Purchase Agreement was entered into prior to September 26, 2001, and the purchase of Consumers U. S. by O-I was not subject to any statutory waiting periods under the HSR Act at the time the Rights Plan was approved on September 26, 2001.

                  123. On September 27, 2001, the day after the Anchor Board approved the Rights Plan by a divided vote of nine out of seventeen, Anchor purported to amend the Rights Plan to provide expressly that O-I would not be considered to be a "Beneficial Owner" until the closing, of the Asset Purchase Agreement. Anchor purported to adopt this amendment in recognition of the fact that the definition of "Beneficial Owner" contained in the Rights Plan approved by the Anchor Board on September 26, 2001 could be (and property should be) read to include O-I, and that application of settled principles of contract construction would result in the acknowledged ambiguity being resolved against Anchor.

                  124. As purportedly amended on September 27, 2001, the definition of "Beneficial Owner" contained in Section 1(e) of the Rights Plan would provide:

         Notwithstanding the foregoing . . . Owens-Illinois, Inc., a Delaware corporation ("OI"), and its Affiliates and Associates shall not be deemed to Beneficially Own any Voting Stock solely by reason of the Asset Purchase Agreement made as of August 20, 2001, among 3058888 Nova Scotia Corporation, 01 Domestic Holdings Inc., Consumers Packaging Inc., 164489 Canada Inc., Consumers International Inc. and OI until such time as the closing of the direct or indirect acquisition of Voting Stock or securities convertible into Voting Stock occurs thereunder.

                  125. The purported amendment to the Rights Plan was not approved, by the Anchor Board and is ineffective as a matter of law.

                  126. Under settled principles of corporate law, only the Anchor Board has the authority to approve an amendment to the Rights Plan. The purported amendment is not an act in the ordinary course of Anchor's business, and the Anchor Board has not expressly authorized any officer of Anchor to approve any such amendment.

                  127. Moreover, the Rights Plan itself requires board action before any amendment may be effected. Section 28 of the Rights Plan states, "The Board of Directors of [Anchor] shall have the exclusive power and authority to administer this Agreement . . . including, without limitation, the right and power to . . . amend the Agreement."

                  128. As explained in the "Summary of Rights to Purchase Preferred Stock" which is referenced in Section 3(b) of the Rights Plan and attached as Exhibit C to the Rights Plan:

         Any of the provisions of the Rights Plan may be amended by the Board of Directors of the Company prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Plan may be amended by the Board in order to cure any ambiguity, defect or inconsistency, or to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person); provided, however, that no supplement or amendment may be made after the Distribution Date which changes those provisions relating to the principal economic terms of the Rights.

                  129. The same statement appears in the Form 8-K filed by Anchor with the SEC on September 27, 2001 in connection with the Anchor Board's approval of the Rights Plan.

                  130.     Consumers U.S. is without an adequate remedy at law.

                  131. Consumers U.S. respectfully prays that the Court: (i) declare that the purported amendment to the Rights Plan purportedly adopted on September 27, 2001 is legally ineffective, null; and (ii) temporarily, preliminarily and permanently enjoin Anchor from purporting to adopt any further amendment to the Rights Plan that is not duly authorized by the Anchor Board.

                                     COUNT X

       (Declaratory Judgment Respecting O-I Status Under the Rights Plan,
             As Approved By the Anchor Board on September 26, 2001)

                  132. Plaintiff repeats and realleges the allegations contained in paragraphs 1 through 131 as if they were fully set forth herein.

                  133. As approved by the Anchor Board on September 26, 2001, the Rights Plan excludes O-I from the definition of an "Acquiring Person" because O-I already was a "Beneficial Owner" of a "Substantial Block" of Anchor's Voting Stock when the Rights Plan was approved by virtue of the Asset Purchase Agreement. As such, O-I was expressly excluded from the definition of "Acquiring Person" pursuant to clause (iv) of Section l(a) of the Rights Plan.

                  134. Significantly, Anchor has acknowledged that the Rights Agreement, as approved on September 26, 2001, can be read to exclude O-I from the definition of "Acquiring Person" by virtue of the definition of "Beneficial Owner" contained in Section 1(e) of the Rights Plan, as approved on September 26, 2001 Although Anchor has purported to amend Section 1(e) of the Rights Plan to remove O-I from the scope of the exclusion set forth in clause
(iv) of Section 1(a), the purported amendment is invalid for the reasons discussed more fully in Count IX hereof.

                  135. Anchor has publicly declared that (i) O-I is not currently a "Beneficial Owner" of the shares of Anchor held of record by Consumers U.S., within the meaning of the Rights Plan, and (11) O-I will become a "Beneficial Owner" of such shares upon the closing of the Asset Purchase Agreement.

                  136. Notwithstanding Anchor's public declarations, O-I already was a "Beneficial Owner" of the shares of Anchor held of record by Consumers U.S., within the meaning of the Rights Plan, when the Anchor Board approved the Rights Plan on September 26, 2001. Accordingly, (i) O-I is excluded from the definition of "Acquiring


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

Person" (so long as O-I does not become the beneficial owner of additional shares beyond those currently held of record by Consumers U.S.), and (ii) O-I will not become an "Acquiring Person" upon the closing of the Asset Purchase Agreement.

                  137. There is an actual case or controversy between and among plaintiff, on the one hand, and Anchor, on the other hand, respecting O-I's status under the Rights Plan, as adopted on September 26, 2001.

                  138.     Plaintiff has no adequate remedy at law.

                  139. Plaintiff respectfully prays that the Court: (i) declare that (x) O-I already "Beneficial Owner" of the shares of Anchor held of record by Consumers U.S., within the meaning of the Rights Plan, when the Anchor Board approved the Rights Plan on September 26, 2001, (y) O-I is excluded from the definition of "Acquiring Person" (so long as O-I does not become the beneficial owner of additional shares beyond those currently held of record by Consumers U.S.), and (z) O-I will not become an "Acquiring Person" upon the closing of the Asset Purchase Agreement; and (ii) temporarily, preliminarily and permanently enjoin Anchor, the Anchor Board, and their respective officers, employees and agents from taking any action inconsistent with the foregoing declarations.

                  WHEREFORE, plaintiff Consumers U.S. prays that the Court:

                  A. declare that (x) the dividend by which the Rights Plan was implemented by the Director Defendants is unlawful, as a matter of law, and (y) the Director Defendants breached their fiduciary duties of loyalty, care and good faith by approving the Rights Plan,

                  B. declare that the enactment of the Rights Plan that automatically dilutes Consumers U.S.'s economic and voting rights in Anchor is improper and wrongful under Delaware law, that by enacting the Rights Plan the Anchor Director Defendants' breached their fiduciary duties of loyalty and care;

                  C. (i) declare that the dividend declared and distributed to the holders of Common Stock on September 26, 2001, violated the restriction against the declaration and payment of dividends on the Common Stock set forth in Section 3(b) of the Certificate of Designations, (ii) declare that the Rights Plan and the Rights issued pursuant thereto are void, and (iii) temporarily, preliminarily and permanently enjoin Anchor, the Anchor Board, and their respective officers, employees and agents from (x) taking any action in conformity with the Rights Plan or the Rights, and (y) declaring or paying any other dividend or otherwise acting in any action that violates Section 3(b) of the Certificate of Designations;

                  D. (i) declare that the dividend declared and distributed to the holders of Common Stock on September 26, 2001 violated the restriction against the declaration and payment of dividends on the Common Stock set forth in Section 8(h) of the Certificate of Designations, and (ii) temporarily, preliminarily and permanently enjoin Anchor, the Anchor Board, and their respective officers, employees and agents from declaring or paying any other dividend or otherwise acting in any action that violates Section 8(h) of the Certificate of Designations;

                  E. (i) declare that the dividend declared and distributed on September 26, 200 I violates statutory and common law principles of Delaware law that preclude discriminatory dividends and stock rights, and (ii) temporarily, preliminarily and permanently enjoin Anchor, the Anchor Board, and their respective officers, employees and agents from taking any action in conformity with the Rights Plan or the Rights.

                  F. declare that the Rights Plan violates Section 202(b) of the DGCL;

                  G. declare that the Rights Plan violates Section 152 of the DGCL1;

                  H. declare that the purported amendment to the Rights Plan purportedly adopted on September 27, 2001 is legally ineffective, null and
(ii) temporarily, preliminarily and permanently enjoin Anchor from purporting to adopt any further amendment to the Rights Plan that is not duly authorized by the Anchor Board;

                  I. (i) declare that (x) O-I already was a "Beneficial Owner" of the shares of Anchor held of record by Consumers U.S., within the meaning of the Rights Plan, when the Anchor Board approved the Rights Plan on September 26, 2001, (y) O-I is excluded from the definition of "Acquiring Person" (so long as O-I does not become the beneficial owner of additional shares beyond those currently held of record by Consumers U.S.), and (z) O-I will not become an "Acquiring Person" upon the closing of the Asset Purchase Agreement; and (ii) temporarily, preliminarily and permanently enjoin Anchor, the Anchor Board, and their respective officers, employees and agents from taking any action inconsistent with the foregoing declarations;

                  J.       declare that the Rights Plan is thereby
unenforceable;

                  K. declare that the Rights Plan and the Rights issued pursuant thereto are void;

                  L. temporarily, preliminarily and permanently enjoin Anchor, the Director Defendants, and their respective officers, employees and agents from taking any action in conformity with the Rights Plan or the Rights;

                  M. award plaintiff damages for defendants' illegal and improper conduct in an amount to be determined at trial;

                  N. award plaintiff its costs, expenses and attorneys' fees; and

                  O. Grant such other and further relief as is just and appropriate under the circumstances.

                                YOUNG CONAWAY STARGATT & TAYLOR, LLP,



                                /s/ Martin S. Lessner
                                -----------------------------------------------
                                Bruce L. Silverstein
                                Martin S. Lessner
                                Christian D. Wright
                                Adam W. Poff
                                Eleventh Floor, Wilmington Trust Center,
                                1100 North Market Street,
                                P.O. Box 391,
                                Wilmington, Delaware 19899-0391
                                (302) 571-6600
                                Attorneys for Plaintiff Consumers U.S., Inc.


Dated:     October 5, 2001


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